EXHIBIT 99.2

LIVE NATION ENTERTAINMENT ANNOUNCES PRICING OF PRIVATE NOTES OFFERINGS

LOS ANGELES (March 15, 2018) – Live Nation Entertainment, Inc. (NYSE: LYV) (the “company”) today announced that it priced offerings of $500 million in aggregate principal amount of its 2.5% convertible senior notes due 2023 (the “Convertible Notes”) and $300 million in aggregate principal amount of its 5.625% senior notes due 2026 (the “Senior Notes”). The Convertible Notes and the Senior Notes were each priced at 100.000% of their principal amount. The company intends to use the net proceeds from these offerings to repurchase its existing 2.5% convertible senior notes due 2019 (the “existing convertible notes”) from time to time, to pay related fees and expenses and for general corporate purposes.

The Convertible Notes will have an initial conversion rate of 14.7005 shares of the company’s common stock per $1,000 principal amount of the Convertible Notes (equivalent to an initial conversion price of approximately $68.02 per share of the company’s common stock). The initial conversion price represents a premium of approximately 50% to the $45.35 per share closing price of the company’s common stock on The New York Stock Exchange on March 15, 2018.

In connection with the Convertible Notes offering, the company granted the initial purchasers a 30-day option to purchase an additional $50 million aggregate principal amount of such Convertible Notes to cover over-allotments, if any. The closing date of the Convertible Notes offering and the Senior Notes offerings will be March 20, 2018. The completion of the Convertible Notes offering is not contingent on the completion of the Senior Notes offering, and the completion of the Senior Notes offering is not contingent on the completion of the Convertible Notes offering.

The Convertible Notes will mature on March 15, 2023, unless repurchased or converted in accordance with their terms prior to such date. Prior to the close of business on the business day immediately preceding December 15, 2022, the Convertible Notes will be convertible only upon satisfaction of certain conditions and during certain periods; thereafter, the Convertible Notes will be convertible at any time until the close of business on the second scheduled trading day immediately preceding the maturity date. Upon conversion, holders of the Convertible Notes will receive shares of the Company's common stock, cash or a combination thereof, at the company's election. Holders of the

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Convertible Notes will have the right to require the company to repurchase all or a portion of their Convertible Notes at 100% of their principal, plus any accrued and unpaid interest, upon the occurrence of certain corporate events constituting a "fundamental change" as defined in the indenture for the Convertible Notes.

The Senior Notes will be guaranteed by certain of the company's existing and future domestic subsidiaries and will be senior unsecured obligations of the company.

On March 15, 2018, the company agreed to repurchase approximately $200.7 million principal amount of the existing convertible notes from a limited number of holders in privately negotiated transactions. Holders of the existing convertible notes may employ a convertible arbitrage strategy with respect to the existing convertible notes and have a short position with respect to the company’s common stock that they would close through purchases of the company’s common stock in connection with the company’s repurchase of their existing convertible notes.

Each of the Convertible Notes and Senior Notes will be offered through a private placement and will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws. As a result, the Convertible Notes, the Senior Notes and any common stock issuable upon conversion of the Convertible Notes may not be offered or sold in the United States or to any “U.S. persons” except pursuant to an applicable exemption from, or in a transaction not subject to, the registration requirements of the Securities Act. Accordingly, the Convertible Notes and Senior Notes will be offered only to “qualified institutional buyers” under Rule 144A of the Securities Act and, in the case of the Senior Notes, outside the United States, to persons other than “U.S. persons” in compliance with Regulation S under the Securities Act. This news release is neither an offer to sell nor a solicitation of an offer to buy the Convertible Notes, any common stock issuable upon conversion of the Convertible Notes or the Senior Notes, nor shall there be any sale of any securities in any jurisdiction in which such offer, solicitation or sale would be unlawful.

Forward-Looking Statements
This news release contains forward-looking statements, including statements related to the offerings and the expected use of the net proceeds, which are based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual results to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. These risks and uncertainties include, without limitation, risks related to whether the company will consummate the offerings of the Convertible Notes and Senior Notes on the expected terms, or at all, market and other general economic conditions, and the fact that the company's management will have discretion in the use of the proceeds from any sale of the Convertible Notes and Senior Notes. The company refers you to the documents it files with the Securities and Exchange Commission, specifically the section titled “Item 1A. Risk Factors” of its annual report on Form 10-K for the year ended December 31, 2017, which contains and identifies important factors that could cause actual results to differ materially from those contained in the company’s projections or forward-looking

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statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. The company undertakes no obligation to update any forward-looking statement, whether as a result of changes in underlying factors, new information, future events or otherwise.

Information found on Live Nation Entertainment’s website is not incorporated by reference.

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